Exhibit 10.1

SECOND AMENDMENT TO CREDIT AGREEMENT

This SECOND AMENDMENT TO CREDIT AGREEMENT, dated as of February 26, 2021 (this “Amendment”), is made by and among RETAIL VALUE INC., an Ohio corporation (the “Borrower”), the Lenders (as defined below) party hereto and PNC Bank, National Association, in its capacity as administrative agent for the Lenders under that certain Credit Agreement referred to below (in such capacity, the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, the Borrower, the several banks, financial institutions and other entities from time to time party thereto (collectively, the “Lenders”) and the Administrative Agent are parties to that certain Credit Agreement, dated as of July 2, 2018, as amended by that certain First Amendment to Credit Agreement, dated as of March 11, 2019 (as may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms used herein and not otherwise defined shall have the meanings given such terms in the Credit Agreement), pursuant to which the Lenders have made loans to the Borrower on the terms and conditions set forth in the Credit Agreement;

WHEREAS, DDR Corp. executed that certain Continuing Agreement of Guaranty and Suretyship, dated as of July 2, 2018, for the benefit of the Administrative Agent (the “SITE Centers Guaranty”) as the Guarantor thereunder and changed its name from DDR Corp. to SITE Centers Corp. (as referred to herein, “SITE Centers”) effective as of October 11, 2018;

WHEREAS, the Borrower has requested that the Administrative Agent and Lenders amend certain terms and provisions of the Credit Agreement for purposes of, among other things, extending the Facility Termination Date and making such other changes to the Credit Agreement as may be necessary to reflect or implement the foregoing; and

WHEREAS, the Administrative Agent and the Lenders have agreed to make the amendments requested by the Borrower on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual undertakings contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.  Amendments to Credit Agreement.

(a)Section 1.1 of the Credit Agreement is hereby amended by amending and restating the following definitions in their entirety as follows:

(i)““Consolidated Outstanding Indebtedness” means, as of any date of determination, without duplication, the sum of (a) all Indebtedness of the Consolidated Group outstanding at such date, determined on a consolidated basis in accordance with GAAP, plus (b) the applicable Consolidated Group Pro Rata Share of any Indebtedness of each Investment Affiliate other than Indebtedness of such Investment Affiliate to a member of the Consolidated Group, less (c) with respect to each consolidated Subsidiary of the Borrower in which the

Borrower does not directly or indirectly hold a 100% ownership interest, a percentage of any Indebtedness of such consolidated Subsidiary which is not a Guarantee Obligation of the Borrower equal to the percentage ownership interest in such consolidated Subsidiary which is not held directly or indirectly by the Borrower and less (d) for purposes of determining the Tangible Net Worth covenant under Section 6.9, the amount of restricted cash and Cash Equivalents held as collateral, on deposit in a restricted account or in escrow, in any such case, for the benefit of a lender, servicer, creditor or counterparty with respect to any Consolidated Outstanding Indebtedness.”

(ii)““LIBO Screen Rate” means, for any day and time, with respect to any Eurocurrency Borrowing for any Interest Period, the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Administrative Agent as an authorized information vendor for the purpose of displaying rates at which US dollar deposits are offered by leading banks in the London interbank deposit market (for purposes of this definition, an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such Interest Period and having a borrowing date and a maturity comparable to such Interest Period; provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero.”

(iii)““LIBOR Base Rate” means with respect to any Eurocurrency Borrowing for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, provided, however, if the LIBOR Base Rate would be less than zero, then the foregoing quotient shall be deemed to be zero.”

(iv)““LIBOR Rate” means, with respect to a Eurocurrency Borrowing for the relevant Interest Period, the sum of (i) the quotient of (a) the LIBOR Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, provided, however, if the foregoing quotient, determined as provided above, would be less than zero, then the foregoing quotient shall be deemed to be zero, plus (ii) in the case of ratable Eurocurrency Borrowings, the LIBOR Applicable Margin in effect from time to time during such Interest Period.  The LIBOR Rate shall be rounded to the next higher 1/100 of 1% if the rate is not a multiple of 1/100 of 1%.”

(v)““Sanctioned Person” means any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person or entity, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any order or directive of any Compliance Authority or otherwise subject to, or specially designated under, any sanctions program maintained by any Compliance Authority.”

(vi)““Scheduled Facility Termination Date” means February 9, 2022.”

(b)Section 1.1 of the Credit Agreement is hereby further amended by adding the following definitions in appropriate alphabetical order:

(i)“Anti-Terrorism Laws” means any laws applicable to the Borrower or SITE Centers or any their respective Subsidiaries, any Affiliate of the Borrower or SITE Centers or any laws to which Administrative Agent or any Lender are subject, in any such case, relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering, or bribery, all as amended, supplemented or replaced from time to time.

(ii)“Compliance Authority” means each and all of the (a) U.S. Treasury Department/Office of Foreign Assets Control, (b) U.S. Treasury Department/Financial Crimes Enforcement Network, (c) U.S. State Department/Directorate of Defense Trade Controls, (d) U.S. Commerce Department/Bureau of Industry and Security, (e) U.S. Internal Revenue Service, (f) U.S. Justice Department, and (g) U.S. Securities and Exchange Commission.

(iii)“Embargoed Property” means any property (a) in which a Sanctioned Person holds an interest; (b) beneficially owned, directly or indirectly, by a Sanctioned Person; (c) that is due to or from a Sanctioned Person; or (d) that is located in a Sanctioned Jurisdiction.

(iv)“Reportable Compliance Event” means (1) any of the Borrower or SITE Centers or any of their respective Subsidiaries or, to the knowledge of the Borrower, any director, officer, employee, agent or Affiliate of the Borrower or SITE Centers or any of their respective Subsidiaries becomes a Sanctioned Person, or is otherwise charged with violating any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law; (2) any of the Borrower or SITE Centers or any of their respective Subsidiaries or, to the knowledge of the Borrower, any director, officer, employee, agent or Affiliate of the Borrower or SITE Centers or any of their respective Subsidiaries engages in a transaction that has caused the Administrative Agent or any Lender to be in violation of any Anti-Terrorism Laws, including any such Person’s use of any proceeds of the Loans to fund any operations in, finance any investments or activities in, or, make any payments to, directly or indirectly, a Sanctioned Jurisdiction or Sanctioned Person; or (3) any collateral, if applicable, for the Loans or any Facility Letter of Credit becomes Embargoed Property.

(v)“Sanctioned Jurisdiction” means a country subject to a sanctions program maintained by any Compliance Authority.

(c)Section 1.1 of the Credit Agreement is hereby further amended as follows:

(i)The defined term of “Anti-Corruption Laws” is hereby deleted and any reference in the Credit Agreement or any of the other Loan Documents to “Anti-Corruption Laws” is hereby deleted and replaced with “Anti-Terrorism Laws”.

(ii)The defined term of “Sanctioned Country” is hereby deleted and any reference in the Credit Agreement of any of the other Loan Documents to “Sanctioned Country” is hereby deleted and replaced with “Sanctioned Jurisdiction”.

(d)Section 2.4(b) of the Credit Agreement is hereby amended by deleting the table showing the ABR Applicable Margin, LIBOR Applicable Margin and the Facility Fee Rate in its entirety and replacing it with the following:

Leverage Ratio	LIBOR Applicable Margin	ABR Applicable Margin	Facility Fee Rate
Less than 35%	1.30%	0.30%	0.15%
Greater than or equal to 35% and less than 40%	1.35%	0.35%	0.15%
Greater than or equal to 40% and less than 45%	1.40%	0.40%	0.20%
Greater than or equal to 45% and less than 50%	1.50%	0.50%	0.20%
Greater than or equal to 50% and less than 55%	1.55%	0.55%	0.30%
Greater than or equal to 55%	1.75%	0.75%	0.30%

(e)The following is hereby added as Section 2.28 of the Credit Agreement.

“Section 2.28Alternate LIBOR Rate Provisions.  If the Administrative Agent or any Lender determines (which determination shall be final and conclusive, absent manifest error) that, by reason of circumstances affecting the eurodollar market generally, deposits in dollars (in the applicable amounts) are not being offered to banks in the eurodollar market for the selected term, or adequate means do not exist for ascertaining the LIBOR Base Rate, then the Administrative Agent shall give notice thereof to the Borrower and Lenders.  Thereafter, until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (a) the availability of the Borrower at the LIBOR Rate shall be suspended, and (b) the interest rate for all amounts then bearing interest under the LIBOR Rate shall be converted at the expiration of the then current Interest Period(s) to the Alternate Base Rate.

In addition, if, after the date hereof, the Administrative Agent shall determine (which determination shall be final and conclusive, absent manifest error) that any enactment, promulgation or adoption of or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by a Governmental Authority, central bank

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or comparable agency charged with the interpretation or administration thereof, or compliance by the Administrative Agent or Lenders with any guideline, request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency shall make it unlawful or impossible for the Administrative Agent or any Lender to make or maintain or fund loans based on the LIBOR Base Rate, the Administrative Agent shall notify the Borrower.  Thereafter, until the Administrative Agent notifies the Borrower that the circumstances giving rise to such determination no longer apply, (a) the availability of the LIBOR Rate shall be suspended, and (b) the interest rate on all amounts then bearing interest under the LIBOR Rate shall be converted to the Alternate Base Rate either (i) on the last day of the then current Interest Period(s) if the Administrative Agent and Lenders may lawfully continue to maintain or fund loans based on the LIBOR Base Rate to such day, or (ii) immediately if the Administrative Agent or any Lender may not lawfully continue to maintain or fund loans based on the LIBOR Base Rate.”

(f)The following is hereby added as Section 2.29 of the Credit Agreement:

“Section 2.29LIBOR Notification.  Section 2.30 of this Agreement provides a mechanism for determining an alternative rate of interest in the event that the London interbank offered rate is no longer available or in certain other circumstances.  The Administrative Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBOR Rate” or with respect to any alternative or successor rate thereto, or replacement rate therefor.”

(g)The provisions set forth on Exhibit A, attached hereto and made a part hereof, are hereby added as Section 2.30 of the Credit Agreement.

(h)Section 5.14 is hereby deleted in its entirety and replaced with the following:

“5.14Anti-Money Laundering/International Trade Law Compliance.  (a)None of the Borrower or SITE Centers or any of their respective Subsidiaries nor, to the knowledge of the Borrower, any director, officer, employee, agent or Affiliate of the Borrower or SITE Centers or any of their respective Subsidiaries (i) is a Sanctioned Person; (ii) has any of its assets in a Sanctioned Jurisdiction or in the possession, custody or control of a Sanctioned Person in violation of any applicable Sanctions; or (iii) does business in or with, or derives any of its operating income from investments in or transactions with, any Sanctioned Jurisdiction or Sanctioned Person in violations of any applicable Sanctions; (b) the proceeds of any Borrowing under the Revolving Facility or any Facility Letter of Credit will not be used to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Jurisdiction or Sanctioned Person in violation of any applicable Sanctions; (c) the funds used to repay any Borrowing under the Revolving Facility are not derived from any unlawful activity; (d) each of the Borrower and SITE Centers and their respective Subsidiaries and, to the knowledge of the Borrower, each of the directors, officers, employees, agents and Affiliate of the Borrower and SITE Centers and their respective Subsidiaries is in compliance with all Anti-Terrorism Laws applicable thereto and does not engage in any dealings or transactions prohibited by any Anti-Terrorism Laws applicable thereto; and (e) no collateral for the Loans and/or any Facility Letter of Credit, if any, is or will become Embargoed Property. The Borrower covenants

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and agrees that (a) it shall promptly notify the Administrative Agent in writing upon the occurrence of a Reportable Compliance Event; and (b) if, at any time, any collateral for the Loans and/or any Facility Letter of Credit, if any, becomes Embargoed Property, in addition to all other rights and remedies available to the Administrative Agent and the Lenders, upon request by the Administrative Agent, the Borrower shall provide substitute collateral acceptable to the Administrative Agent that is not Embargoed Property.”

(i)Section 6.9 of the Credit Agreement is hereby amended by deleting reference to “$500,000,000” and replacing it with “$400,000,000”.

Section 2.  Limitation.  Except as otherwise expressly provided or contemplated by this Amendment, all of the terms, conditions and provisions of the Credit Agreement and the other Loan Documents remain unaltered and in full force and effect.  The making of the amendments in this Amendment does not imply any obligation or agreement by the Administrative Agent or the Lenders to make any other amendment, waiver, modification or consent as to any matter on any subsequent occasion.  The Borrower acknowledges and agrees that, except as expressly provided herein, this Amendment shall not constitute an amendment, waiver, consent or release with respect to any provision of any Loan Document, a waiver of any Unmatured Default or Default under any Loan Document, or a waiver or release of any of the Administrative Agent’s or the Lenders’ rights and remedies (all of which are hereby reserved).

Section 3.Conditions Precedent.

(a)The Borrower shall pay to the Administrative Agent an extension fee in the amount of ten (10) basis points multiplied by the aggregate Revolving Commitment (or $30,000).

(b)The Administrative Agent shall have received a reaffirmation of the SITE Centers Guaranty and a consent by SITE Centers to the extension of the Facility Termination Date hereunder, as required pursuant to Section 8.2(iv) of the Credit Agreement (the “SITE Centers Consent and Reaffirmation”).

(c)The Borrower shall have furnished to the Administrative Agent incumbency certificates executed by officers of Borrower and SITE Centers, which identify the name and title and bear the signature of the Persons authorized to sign this Amendment, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely.

(d)Copies, certified by a Secretary or Assistant Secretary of the Borrower and SITE Centers, of the Board of Directors’ resolutions authorizing the execution and delivery by the Borrower of this Amendment and by SITE Centers of the SITE Centers Consent and Reaffirmation and any other Loan Documents executed by the Borrower and/or SITE Centers on the date hereof, as applicable.

Section 4.  Ratification.  The Borrower represents and warrants to the Administrative Agent and Lenders that (a) all of the terms and provisions of each of the Loan Documents to which it is a party are ratified (after giving effect to the modifications and amendments of the Credit Agreement provided for in this Amendment), (b) all of the Borrower’s representations and

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warranties set forth in the Loan Documents are reaffirmed (after giving effect to all of the aforementioned amendments and modifications provided for in this Amendment) and are true and correct in all material respects, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true and correct in all material respects on and as of such earlier date, (c) no Unmatured Default or Default exists under any Loan Document, (d) no consent, approval, order or authorization of, or registration or filing with, any third party is required in connection with the execution, delivery and carrying out of this Amendment or, if required, has been obtained and (e) this Amendment has been duly authorized, executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.  The Borrower confirms that the Obligations remain outstanding without defense, set off, counterclaim, discount or charge of any kind as of the date of this Amendment.  Each of the parties hereto agrees that neither this Amendment nor any document executed in connection herewith is intended as (or shall be construed as being) a novation of any of the obligations of the Borrower, SITE Centers, the Administrative Agent or the Lenders under any of the Loan Documents, but that each is, instead, a modification thereof setting forth certain changes which have been agreed to by the Administrative Agent, the Lenders and the Borrower.  The Borrower expressly ratifies and confirms waiver of jury trial contained in the Loan Documents which is incorporated herein by reference.

Section 5.  Credit Agreement References.  On and after the effective date of this Agreement, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import, and each reference to the Credit Agreement by the words “thereunder”, “thereof” or words of like import in any Loan Document or other document executed in connection with the Credit Agreement, shall mean and be a reference to the Credit Agreement, as modified by this Amendment.  This Amendment shall constitute a “Loan Document” under the Credit Agreement.

Section 6.  Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns and all future parties to the Credit Agreement.

Section 7.  Waiver and Release.  To induce the Administrative Agent and the Lenders to enter into this Amendment, the Borrower waives and releases and forever discharges the Administrative Agent and the Lenders and their respective officers, directors, attorneys, agents, and employees from any liability, damage, claim, loss or expense of any kind that it may have against the Administrative Agent or the Lenders or any of them arising out of or relating to the Obligations. The Borrower further agrees to indemnify and hold the Administrative Agent and the Lenders and their respective officers, directors, attorneys, agents and employees harmless from any loss, damage, judgment, liability or expense (including reasonable attorneys’ fees) suffered by or rendered against the Administrative Agent or the Lenders or any of them on account of any claims arising out of or relating to the Obligations, in each case, on or before the date hereof. The Borrower further states for itself that it has carefully read the foregoing release and indemnity, knows the contents thereof and grants the same as its own free act and deed.

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Section 8.  Counterparts.  This Amendment may be signed in any number of counterparts, each of which shall be original, with the same effect as if the signatures hereto and thereto were upon the same instrument.  This Amendment shall become effective upon the execution of a counterpart by each of the parties hereto.  Delivery of an executed counterpart of a signature page of this Amendment by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Amendment.

Section 9.  Governing Law.  This Amendment shall for all purposes be considered a Loan Document and shall be governed by, construed and interpreted in accordance with, the laws of the State of Ohio without regard to principles of conflict of laws.

Section 10. Communications.  Notwithstanding any other provision herein or in the other Loan Documents, the Borrower agrees that this Amendment, the Loan Documents, any other amendments thereto and any other information, notice, agreement or authorization related thereto (each, a “Communication”) may, at the Administrative Agent’s option, be in the form of an electronic record and may be signed or executed using electronic signatures.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Administrative Agent of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format) for transmission, delivery and/or retention.  Each of the Borrower and the Administrative Agent acknowledges and agrees that the methods for delivering Communications, including notices, under the Loan Documents include electronic transmittal to any electronic address provided by either party to the other party from time to time.

[Signature Pages to Follow]

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[SIGNATURE PAGE 1 OF 2- SECOND AMENDMENT TO CREDIT Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment through their duly authorized representatives as of date first written above.

BORROWER:

Retail Value Inc., an Ohio corporation

By:	/s/ Christa Vesy
Name:	Christa Vesy
Title:	Chief Financial Officer

[SIGNATURE PAGE 2 OF 2- SECOND AMENDMENT TO CREDIT Agreement]

PNC BANK, NATIONAL ASSOCIATION, Individually as a Lender and as Administrative Agent

By:	/s/ Shari Reams-Henofer
Name:	Shari Reams-Henofer
Title:	Senior Vice President

EXHIBIT A

Section 2.30Benchmark Replacement Setting

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document (and any agreement executed in connection with an interest rate hedge shall be deemed not to be a “Loan Document” for purposes of this Section titled “Benchmark Replacement Setting”), if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(b) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent in consultation with the Borrower will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event , a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (d) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section titled “Benchmark Replacement Setting,” including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section titled “Benchmark Replacement Setting.”

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Loan bearing interest based on USD LIBOR , conversion to or continuation of Loans bearing interest based on USD LIBOR to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Loan of or conversion to Loans bearing interest at the Floating Rate. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.

(f) Secondary Term SOFR Conversion.  Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (i) the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting (the “Secondary Term SOFR Conversion Date”) and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; and (ii) Loans outstanding on the Secondary Term SOFR Conversion Date bearing interest based on the then-current Benchmark shall be deemed to have been converted to Loans bearing interest at the Benchmark Replacement with a tenor approximately the same length as the interest payment period of the then-current Benchmark; provided that, this paragraph (f) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice.

(g) Certain Defined Terms. As used in this Section titled “Benchmark Replacement Setting”:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then current Benchmark is a term rate or is based on a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to paragraph (d) of this Section titled “Benchmark Replacement Setting”, or (y) if the then current Benchmark is not a term rate nor based on a term rate, any payment period for interest calculated with reference to such Benchmark pursuant to this Agreement as of such date.

“Benchmark” means, initially, USD LIBOR; provided that if a Benchmark Transition Event a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to USD LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to paragraph (a) of this Section titled “Benchmark Replacement Setting.”

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2)the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment; or

(3) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided, further, that, with respect to a Term SOFR Transition Event, on the applicable Benchmark Replacement Date, the “Benchmark Replacement” shall revert to and shall be determined as set forth in clause (1) of this definition. If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1) for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(a) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Available Tenor that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(b) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Available Tenor that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2) for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities;

provided that, (x) in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion and (y) if the then-current Benchmark is a term rate, more than one tenor of such Benchmark is available as of the applicable Benchmark Replacement Date and the applicable Unadjusted Benchmark Replacement will not be a term rate, the Available Tenor of such Benchmark for purposes of this definition of “Benchmark Replacement Adjustment” shall be deemed to be the Available Tenor that has approximately the same length (disregarding business day adjustments) as the payment period for interest calculated with reference to such Unadjusted Benchmark Replacement.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date determined by the Administrative Agent, which date shall promptly follow the date of the public statement or publication of information referenced therein;

(3) in the case of a Term SOFR Transition Event, the date that is set forth in the Term SOFR Notice provided to the Lenders and the Borrower pursuant to this Section titled “Benchmark Replacement Setting”, which date shall be at least 30 days from the date of the Term SOFR Notice; or

(4) in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by a Governmental Authority having jurisdiction over the Administrative Agent, the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or a Governmental Authority having jurisdiction over the Administrative Agent announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section titled “Benchmark Replacement Setting” and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section titled “Benchmark Replacement Setting.”

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Early Opt-in Election” means, if the then-current Benchmark is USD LIBOR, the occurrence of:

(1) a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2) the joint election by the Administrative Agent and the Borrower to trigger a fallback from USD LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to USD LIBOR or, if no floor is specified, zero.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two

London banking days preceding the date of such setting, and (2) if such Benchmark is not USD LIBOR, the time determined by the Administrative Agent in its reasonable discretion.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, and is determinable for each Available Tenor, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event has previously occurred resulting in a Benchmark Replacement in accordance with Section titled “Benchmark Replacement Setting” that is not Term SOFR.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“USD LIBOR” means the London interbank offered rate for U.S. dollars.